Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2015

Shareholders, Customers and Team Members:

I am pleased to report that your Company had another prosperous year in 2015.  In addition to reporting net income of approximately $5.9 million, a 37% increase over 2014, the Company also reported improvements in return on average equity (8.51%), return on average assets (0.94%), net interest margin (3.71%), and efficiency ratio (68.13%).  These positive results were only possible because of the hard work and dedication of our team members.

I am also pleased to report that the Board of Directors declared a $0.11 per share dividend, payable on March 15th to shareholders of record as of February 29, 2016.  This decision was reached after their review of your Company’s capital position, risk profile, earnings levels, and capital sources available.  We understand how important dividends and increased stock value are for our shareholders; both of these investment objectives have and will remain important parts of the Company’s consideration as the board determines capital allocation.

As we look forward, our journey will undoubtedly be presented with numerous obstacles and challenges.  Regardless of the environment, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for and accountability to our shareholders, customers, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended December 31, 2015	For the Year ended December 31, 2014
(dollars in thousands, except share data)
CONDENSED STATEMENTS OF INCOME
Interest income	$ 22,836	$ 19,620
Interest expense	2,077	2,668
Net interest income	20,759	16,952
Provision for loan losses	382	(430)
Net interest income after provision for loan losses	20,377	17,382
Non-interest income	4,637	4,387
Non-interest expenses	17,692	16,375
Income before income taxes	7,322	5,394
Provision for income taxes	1,405	1,083
Net income	$ 5,917	$ 4,311

Average common shares outstanding	3,339,242	3,406,194

PER COMMON SHARE
Net income	$ 1.77	$ 1.27
Book value	$21.62	$20.12
Tangible book value	$18.31	$16.45
Closing price	$18.24	$14.45

FINANCIAL RATIOS
Return on average assets	0.94%	0.73%
Return on average equity	8.51%	6.65%
Net interest margin	3.71%	3.29%
Efficiency ratio	68.13%	73.73%
Loans to deposits	67.59%	63.87%
Allowance for loan losses to loans	1.08%	1.06%

PERIOD END BALANCES
	As of December 31, 2015	As of December 31, 2014
Assets	$608,665	$650,200
Loans, gross	$354,250	$360,937
Deposits	$518,419	$565,445
Shareholders' equity	$ 71,561	$ 67,772

Common shares outstanding	3,309,339	3,367,735

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Anthony M.V. Eramo - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211